Exhibit 10.30

REGIONAL FOCUS • GLOBAL SCALE

CP SHIPS SENIOR NOTE OFFERING

RAISES CAPITAL TO ACQUIRE ITALIA AND RESTRUCTURE DEBT

LONDON, UK (30 May 2002) – CP Ships Limited, one of the world’s leading container shipping companies, is proposing to raise approximately $250 million through an offering of ten-year senior notes. This offering is in addition to CP Ships’ $100 million common share offering also announced today. The final terms of the offerings will be determined at the time of pricing.

The senior notes will not be registered under the U.S. Securities Act of 1933 or otherwise qualified for sale to the public, and may not be offered or sold in the United States absent registration or an applicable exemption.

CP Ships intends to use the proceeds of the senior note offering, together with the proceeds of its announced $100 million common share offering, to acquire the container shipping company Italia di Navigazione, to purchase four ice-strengthened ships currently bareboat chartered and to reduce borrowings under its $175 million revolving credit facility.

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CONTACTS

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Investors
Jeremy Lee, VP Investor Relations
Telephone: +44 (0) 20 7389 1153 or +1 514 934 5254

Media
Elizabeth Canna, Director Corporate Communications
Telephone: +41 (0)79 691 3764
or
Ian Matheson, Impress Communications
Telephone: +44(0)1689 860 660

Note: This press release may include forward-looking statements about the operations, objectives and expected financial results of CP Ships and its affiliates. Such statements are inherently subject to uncertainties arising from a variety of factors including, without limitation, legislative or regulatory changes, competition, technological developments and global economic and financial conditions. Actual performance could differ substantially.

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